Exhibit 3.1

Business Number E44920962024 - 7 Filed in the Office of Filing Number 20265572666 Secretary of State State Of Nevada Filed On 3/4/2026 8:33:00 AM Number of Pages 4

Profit Corporation: Certificate of Amendment ‹ URSUANT TONRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles ‹PURSUANT TO NRS 78.403) Officer's Statement ‹ URSUANT TO NRS 80.030) Time: 4.EffectiveDate and Date: 3/10/2026 12:00 AM EST Time: (Optional) (must not be later than 90 days after the certificate is filed) Changes to takes the following effect: - The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. >! The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Artides have been deleted. ” Other. The artides have been amended as follows: (provide article numbers, if available) A 6 - for - 1 reverse stock split of the Company's authonzed, issued and outstanding stock. See attached. 5. Information Being Changed: (DomestiC Corporations Only) 6. Signature: (Required) (attach additional page(s) if necessary) X Chief Executive Officer Title X Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) Please see attached. Signature of Officer or Authorized Signer This form must be accompanied by appropriate fees. Page 2 of 2 Revised 9/1/2023

C ERT IFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF PMGC HOLDINGS INC. PMGC Holdings Inc., a corporation organized and ex isting under and by virtue of the Nevada Revised Statutes, does hereby certify: FIRST : That the Board of Directors of PMGC Holdings Inc . duly adopted resolutions setting forth a proposed amendment of the Articles of Incorporation of said corporation (the ‘ Artic les of I ncorporation”), declaring said amendments to be advisable and in the best interests of the Corporation and its shareholders . The resolution setting forth the proposed amendment is as follows : ‘ RESOLVED, that Article lV, Section 1 of the Art icier of Incorporation of the Corporation be amended and restated in its entirety as follows : Section 1 . Number of Authorized Shares . The total number of shares of stock which the Corporation shall have the authority to issue shall be 583 , 333 , 334 shares . The Corporation shall be authorized to issue two classes of shares of stocii, designated as “Common Stock” and ‘ Preferred Stocli . ” The Corporation shall be authorized to issue 83 , 333 , 334 shares of Common Stock, each share to have a par value of $ 0 . 000 I per share . and 500 , 000 , 000 shares of Preferred Stock, each share to have a par value of $ 0 . 000 1 per share . Effective as of 1 2 : 00 ant EST on March 10 , 2026 (the “Effective Time ’), each six (6) shares of the Corporation's Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective hot ders thereof, be combined and converted into one share of Com mon Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”) . No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and . in 1 ieu thereof, upon surrender after the Effective Time of a cert ificate or book entry posit ion which formerl) represented shares of Coniston Stock that were issued and outstanding immediately prior to the Effective Time . any person who would otheru ise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split . following the Effective Time, shall he entitled to receive one whole share . The Reverse Stock Split shall occur whether Pr not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent . Each certificate or book entry position that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent the nurn ber of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the right to receive a whole share in lieu of any fractional share of Common Stock as set forth above . ” SECOND: That said amendment was duly adopted in accordance u ith Section 78.207 of the Nevada Revised Statutes. [Signature Page [ollows ]

lN WITNESS WHEREOF, said corporation has caused this certificate to be signed as of March 3. 2026. Name: Graydon Bensler Title: Chief Executive Officer